UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)    December 29, 2003

NATIONAL VISION, INC.
(Exact name of registrant as specified in its charter)

Commission File No: 0-20001

Georgia	58-1910859
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

296 Grayson Highway
Lawrenceville, Georgia 30045
(Address of principal executive offices)

(770)-822-3600
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

ITEM 5.        OTHER EVENTS.

The Company announced that operating results for the Company's fiscal 2003 fourth quarter ended January 3, 2004, will include a non-cash gain of $2.3 million, resulting from the acquisition of $6.0 million in principal amount of the Company's senior secured notes for total cash consideration of $3.7 million. The Company also indicated that it may continue to repurchase notes subject to compliance with the terms of its credit facility with Fleet Capital Corporation.

 Prior to these repurchases, the Company amended its Loan and Security Agreement with Fleet.  Among other matters, the Amendment extends the expiration date of the facility to May 30, 2007 and eliminates the previous maximum of $3 million in expenditures for repurchases of the senior notes within each rolling 12 month period.  Pursuant to the loan agreement, as amended, the Company may continue to repurchase the notes, so long as it is not in default thereunder, has maintained average credit availability of $1 million during the thirty-day period preceding the repurchases and maintains credit availability (after giving effect to any repurchases) of $1 million. The Amendment also increases the inventory borrowing base from the lesser of $6 million or 30% of the value of eligible inventory to the lesser of $8.5 million or 50% of the value of eligible inventory.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL VISION, INC.

Date: January 19, 2004	By: /s/ Mitchell Goodman
Mitchell Goodman Senior Vice President, General Counsel and Secretary